EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       CONTACT: Peg Lupton
                                                     Ethan Allen Interiors Inc.
                                                     (203)743-8234



              ETHAN ALLEN REPORTS THIRD QUARTER SALES AND EARNINGS



DANBURY,  CONN.,  April 22, 2003 -- Ethan Allen Interiors Inc.  (NYSE:ETH) today reported sales and earnings for the three and nine months ended March 31, 2003.


As  previously  announced  in  February  2003,  the  Company  recorded a pre-tax restructuring and impairment charge of $13.2 million (or $0.22 per share) during its third quarter ended March 31, 2003. The charge relates to the  consolidation of three of the Company's smaller manufacturing facilities.


For the third  quarter ended March 31, 2003,  earnings per share,  including the restructuring  and impairment  charge,  amounted to $0.30 on net income of $11.7 million, as compared to $0.58 and $23.0 million, respectively, in the prior year third quarter.  Excluding the impact of the restructuring and impairment charge,

earnings  per share for the  quarter  amounted  to $0.52 and net income  totaled

$19.9 million.


For the nine months ended March 31,  2003,  earnings  per share,  including  the restructuring  and impairment  charge,  amounted to $1.42 on net income of $54.8 million, as compared to $1.52 and $60.9 million, respectively, in the prior year comparable  period.  Excluding the impact of the  restructuring  and  impairment charge, earnings per share for the nine month period increased 7.2% to $1.63 and net income increased 3.5% to $63.0 million.


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Net delivered sales for the third quarter ended March 31, 2003 decreased 1.5% to

$224.6 million from $227.9 million in the prior year  comparable  period.  Third quarter  delivered  sales for the Company's  Retail  division  increased 9.9% to

$127.3  million  from  $115.8  million  in the prior  year,  and  written  sales increased  4.4% over that same period.  Comparable  Ethan Allen store  delivered sales and written sales for the quarter  decreased 4.3% and 9.2%,  respectively,

as compared to the prior year.



Net delivered  sales for the nine months ended March 31, 2003  increased by 2.0%

to $670.8 million from $657.5 million in the prior year comparable period.  Nine month  delivered  sales for the Company's  Retail  division  increased  16.7% to

$387.1  million  from  $331.6  million  in the prior  year,  and  written  sales increased  17.2% over that same period.  Comparable  Ethan Allen store delivered sales and  written  sales for the nine  month  period  decreased  3.7% and 3.2%,

respectively, as compared to the prior year.


Farooq Kathwari,  Chairman and CEO,  commented,  "Despite the difficult economic conditions, we are pleased that we have maintained healthy margins, earnings and

cash  flow.  Our  strong  focus  on  maximizing  operating   efficiencies  while

maintaining  high  quality   standards   continues  to  enable  us  to  increase

shareholder  value.  During the  quarter  and fiscal  year to date,  the Company repurchased $19.4 million and $41.8 million,  respectively,  of its stock in the open  market.  We  also  initiated  the  consolidation  of  three  manufacturing facilities with the intention of further improving  production  efficiencies and related  margins.  At the same time,  our efforts to provide our customers  with excellence in service and value also continue.  Last week, we introduced the new

"Tuscany"  line to  consumers  and the Ethan Allen Kids line will be marketed in

July.  Both will offer the  consumer  innovative  and  stylish  alternatives  at excellent values."

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Commenting on expected future business results,  Mr. Kathwari stated, "As we had previously  indicated,  the  geo-political  situation  has  negatively  impacted consumer confidence during the last several months. We are positioned to perform well as the economy and consumer confidence improves. As in the past, we plan to periodically update our outlook."


Ethan Allen  Interiors  Inc. is a leading  manufacturer  and retailer of quality home  furnishings.  The Company  sells a full range of  furniture  products  and decorative  accessories  through an exclusive network of 312 retail locations in the United States and abroad, of which 120 are Company-owned. Ethan Allen has 14 manufacturing  facilities,  which  include 3 sawmills,  located  throughout  the

United States.


The Company will conduct a Conference  Call at 11:00 AM Eastern time on Tuesday,

April 22nd to be broadcast  live over the Internet  linked through the Company's website at www.ethanallen.com.


The  information  contained in this press release  should be read in conjunction with the Company's  Quarterly Report on Form 10-Q for the quarter ended December

31, 2002 and other reports filed with the  Securities  and Exchange  Commission,

including  the  Company's  Report of Form 10-K for the year ended June 30, 2002.

Management's  discussion  in this release  contains  forward-looking  statements relating to future results of the Company. These forward-looking  statements are subject to various assumptions, risk and uncertainties,  and accordingly, actual results could differ materially from those  contemplated by the  forward-looking statements.

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